Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-126399

                           PROSPECTUS SUPPLEMENT NO. 2
                        to Prospectus declared effective
                               on November 2, 2005
                               as supplemented by
                    Supplement No. 1 dated November 14, 2005

                                  BIONOVO, INC.

         This Prospectus Supplement No. 2 supplements our Prospectus dated November 2, 2005 as supplemented by Prospectus Supplement No. 1 dated November 14, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon exercise of the warrants.

         Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On January 6, 2006, the closing price for our common stock on the OTC Bulletin Board was $0.84.

         This Prospectus Supplement includes the attached Current Report dated January 4, 2006 on Form 8-K of Bionovo, Inc., as filed by us with the Securities and Exchange Commission.

         YOU SHOULD READ THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT NO. 2 AND PROSPECTUS SUPPLEMENT NO. 1 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is January 6, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 --------------


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 4, 2006


                                  BIONOVO, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction if incorporation)


       000-50073                                                 87-0576481
(Commission File Number)                                      (I.R.S. Employer
                                                             Identification No.)


           5858 Horton Street, Suite 375, Emeryville, California 94608
                    (Address of principal executive offices)

                                 (510) 601-2000
              (Registrant's telephone number, including area code)

                                       N/A
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

                                 --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

As previously reported on our Form 8-K dated May 25, 2005, effective May 25, 2005 Madsen & Associates, CPA's Inc. was dismissed as our independent auditor and Stonefield Josephson, Inc. was engaged as our then independent auditor.

On January 4, 2006, we decided to engage a new auditing firm, Pohl, McNabola, Berg & Company, LLP, as our independent registered public accounting firm to audit our financial statements. Our Audit Committee and Board of Directors recommended and approved the change of accountants. Accordingly, Stonefield Josephson, Inc. was dismissed on January 4, 2006. The decision to change accountants was determined by our Audit Committee and Board of Directors to be in our best interests at the current time.

Stonefield Josephson, Inc. was originally engaged as the auditor of record of the registrant effective May 25, 2005. Since May 25, 2005 and through the date we dismissed Stonefield Josephson, Inc., there were no disagreements with Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Stonefield Josephson's report on our financial statements for either of the years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principals.

We provided Stonefield Josephson, Inc. with a copy of this Current Report on Form 8-K prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in this Current Report on Form 8-K, and if not, stating the aspects with which they do not agree. The letter from Stonefield Josephson, Inc. is attached hereto as Exhibit 16.1.

We have engaged the firm of Pohl, McNabola, Berg & Company, LLP as of January 4, 2006. During our two most recent fiscal years, and any subsequent interim periods preceding the change in accountants, Pohl, McNabola, Berg & Company, LLP was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              BIONOVO, INC.

Date: January 6, 2006
                                              By:    /s/ James P. Stapleton
                                              Name:  James P. Stapleton
                                              Title: Chief Financial Officer
                                                     Principal Financial Officer

                                                                 EXHIBIT 16.1

                           STONEFIELD JOSEPHSON, Inc.
                        655 Montgomery Street, Suite 1220
                             San Francisco, CA 94111


January 5, 2006

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Bionovo, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated January 4, 2006 (copy attached). We agree with the following statement made in the second paragraph of Item 4.01: "Stonefield Josephson, Inc. was dismissed on January 4, 2006." We also agree with the statements about our firm made in the third and fourth paragraphs of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Stonefield Josephson, Inc.

STONEFIELD JOSEPHSON, Inc.
San Francisco, CA